UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 21, 2004

ACTUANT CORPORATION

(Exact name of Registrant as specified in its charter)

Wisconsin	1-11288	39-0168610
(State or other jurisdiction	(Commission File	(I.R.S. Employer
of incorporation)	Number)	Identification No.)

6100 North Baker Road

Milwaukee, WI 53209

Mailing address: P.O. Box 3241, Milwaukee, Wisconsin 53201

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (414) 352-4160

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 21, 2004, Actuant Corporation (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Wachovia Capital Markets, LLC, J.P. Morgan Securities Inc., UBS Securities LLC, Robert W. Baird & Co. Incorporated and Bear, Stearns & Co. Inc. (collectively, the “Underwriters”) whereby the Company agreed to sell and the Underwriters agreed to purchase from the Company, subject to and upon the terms and conditions set forth in the Purchase Agreement, 2,500,000 shares of the Company’s Class A Common Stock, plus up to an additional 375,000 shares of the Company’s Class A Common Stock to be issued as a result of the exercise of an option granted by the Company to the Underwriters to cover overallotments. The Underwriting Agreement contains customary representations, warranties and agreements of the Company and customary conditions to closing, indemnification rights and obligations of the parties and termination provisions.

A copy of the Underwriting Agreement is attached hereto as Exhibit 1.1 and is incorporated herein by reference. The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the Underwriting Agreement.

Item 8.01 Other Events

On December 21, 2004, the Company announced the pricing of a public offering of 2,500,000 shares of its Class A Common Stock at a price of $49.50 per share. These shares will be sold pursuant to a prospectus supplement to our Registration Statement on Form S-3 (File No. 333-47493) (the “Registration Statement”). The Company is filing this Current Report on Form 8-K in order to cause the Underwriting Agreement included as an exhibit hereto to be incorporated into the Registration Statement by reference.

On December 22, 2004, the Underwriters delivered notice to the Company that they were exercising their option to purchase an additional 375,000 shares of the Company’s Class A Common Stock.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

1.1	Underwriting Agreement, dated as of December 21, 2004, by and among the Company, Wachovia Capital Markets, LLC, J.P. Morgan Securities Inc., UBS Securities LLC, Robert W. Baird & Co. Incorporated and Bear, Stearns & Co. Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ACTUANT CORPORATION (Registrant)

Date: December 22, 2004	By:	/S/ ANDREW G. LAMPEREUR
Andrew G. Lampereur Executive Vice President and Chief Financial Officer